Exhibit 8.1

September 17, 2025

Euronet Worldwide, Inc.
11400 Tomahawk Creek Parkway, Suite 300
Leawood, Kansas 662111
Attention: Board of Directors
Re: Tax Opinion – Agreement and Plan of Merger by and among Euronet Worldwide, Inc., CoreCard Corporation and Genesis Merger Sub, Inc.
Ladies and Gentlemen:
You have requested our opinion regarding certain U.S. federal income tax consequences of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 30, 2025, by and among Euronet Worldwide, Inc., a Delaware corporation (“Euronet”), Genesis Merger Sub, Inc. a Georgia corporation (“Merger Sub”) and a wholly-owned direct subsidiary of Euronet, and CoreCard Corporation, a Georgia corporation (“CoreCard”).  Pursuant to the Merger Agreement, Merger Sub will merge with and into CoreCard, with CoreCard as the surviving corporation (the “Merger”).  The Merger is described in the Registration Statement on Form S-4 (the “Registration Statement”) filed by Euronet with the Securities and Exchange Commission (the “SEC”), which includes the joint proxy statement/prospectus relating to the Merger (the “Proxy Statement/Prospectus”).  This opinion is being delivered in connection with and as an exhibit to the Registration Statement.  All capitalized terms used by not defined herein shall have the meanings ascribed to them in the Merger Agreement.
In rendering our opinion, we have reviewed (without any independent investigation) the Merger Agreement, the Registration Statement, the representation letters delivered by Euronet and CoreCard to us and Kilpatrick Townsend & Stockton LLP for the purpose of rendering our opinion stated herein (the “Officer Certificates”), and such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”).  We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations, and warranties contained in the Documents.
In rendering our opinion, we have assumed (and are relying thereon, without any independent investigation thereof): (i) that the Merger will be consummated in accordance with the terms of the Merger Agreement and the Officer Certificates and without breach or waiver of any material provision thereof and as described in the Registration Statement; (ii) the genuineness of all signatures and the authenticity of original Documents submitted to us, the conformity to the originals of Documents submitted to us as copies, and the due and valid execution and delivery of all Documents where due execution and delivery are a prerequisite to the effectiveness thereof; (iii) the Documents have been duly authorized by all necessary corporate actions in order to make the Documents valid and legally binding obligations of the parties enforceable in accordance with their terms; (iv) all of the information, facts, statements, representations, warranties, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are true and accurate at all relevant times (including as of the effective time of the Merger); (v) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents; (vi) none of the terms and conditions contained in the Documents have been or will be waived or modified in any respect; (vii) none of the parties to the Merger Agreement will take any action after the effective time of the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and (viii) the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification.  Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, warranties, and covenants provided or made by Euronet, Merger Sub, and CoreCard in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, warranties, or covenants provided or made by Euronet, Merger Sub, or CoreCard in the Documents, or assumptions on which our opinion is based could affect our conclusion. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if and when any of the facts or representations upon which the opinion is based should prove inaccurate or incomplete in any material respect.
1201 Walnut Street, Suite 2900, Kansas City, MO 64106

September 17, 2025

Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement, (i) we are of the opinion that, under current law, the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and (ii) we confirm that the statements regarding the United States federal income tax consequences set forth in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Merger,” insofar as they constitute statements of law or legal conclusions, constitute our opinion regarding the material United States federal income tax consequences of the Merger.  Our opinion addresses only the specific matters described in the Registration Statement under the caption “U.S. Federal Income Tax Consequences of the Merger”, insofar as they constitute statements of law or legal conclusions, and does not address any other federal, state, local, or foreign tax consequences that may result from the transactions described in the Registration Statement.
Our opinion represents our best judgment regarding the application of federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as of the date hereof.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.  Our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.  No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein.  We undertake no responsibility to advise you of any developments in the facts or in the application or interpretation of the federal income tax laws occurring after the date hereof.  Furthermore, if any of the statements, representations, warranties, assumptions, or certificates upon which we have relied to issue this opinion are incorrect, our opinion shall be void and may not be relied upon.
Our opinion set forth above is being rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the use of our name in the Registration Statement and the filing of our opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations of the SEC promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act.
Very truly yours,
/s/ Stinson LLP
STINSON LLP